Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2020 Second QUARTER RESULTS

Aliso Viejo, California, July 30, 2020. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2020 second quarter.

Second Quarter 2020 Financial Results

●	Net orders increased 6% compared to the 2019 second quarter
●	June net orders increased 68% compared to June 2019, representing the highest monthly net order total in Company history
●	Homes in backlog increased 14% compared to the 2019 second quarter
●	Total revenues of $99.0 million vs. $162.7 million for the 2019 second quarter
●

Net loss of $24.3 million, or ($1.32) per diluted share, including $39.0 million in inventory and joint venture impairments and $1.1 million in severance charges, compared to net income of $1.6 million, or $0.08 per diluted share, for the 2019 second quarter

●	Adjusted net loss of $0.7 million*, or ($0.04) per diluted share, excluding impairments, severance charges and a net deferred tax asset remeasurement benefit
●	Cash flow from operations of $4.7 million and cash and cash equivalents of $85.6 million
●	Debt-to-capital ratio of 60.0% and a net debt-to-capital ratio of 51.5%*, a 620-basis point improvement from the 2019 second quarter
●	Repurchased 817,300 shares of common stock during the quarter for $1.5 million, or an average of $1.80 per share

"The New Home Company made solid progress on a number of fronts in the second quarter of 2020.  We generated positive order momentum as the quarter progressed, made additional improvements to our cost structure, and improved our balance sheet leverage as compared to the prior year period," remarked Larry Webb, Executive Chairman of The New Home Company. "We also took decisive action to address underperforming assets, which resulted in significant impairments and a loss for the quarter, but will provide us a better path forward both from a financial and strategic standpoint.  As the COVID-19 pandemic is still impacting lives around the world, we continue to prioritize the health and safety of our employees, trade partners and home buyers.  Despite the uncertainty related to this pandemic, I remain confident in our ability to navigate the road ahead."

Leonard Miller, President and Chief Executive Officer stated, "After experiencing unprecedented uncertainty during the month of April, our monthly absorption pace improved sequentially each month with June ending at 3.6 net orders per community for the month, a 33% increase compared to June 2019.  These results were driven by record-low interest rates and pent-up demand for new housing.  Year-over-year orders for April and May decreased 56% and 5%, respectively, before increasing 68% in June, marking the highest monthly net order total in our Company’s history.  The stronger demand later in the quarter contributed to a 14% increase in homes in backlog compared to the 2019 second quarter and positioned us for a better second half of 2020.”

Mr. Miller continued, “We generated $4.7 million of operating cash flow, and we ended the quarter with $85.6 million in cash and no borrowings outstanding on our bank credit facility.  We strengthened our balance sheet by extending the maturity date of our bank credit facility to September 30, 2021 and repurchased $5.8 million in principal of our senior notes.  We also repurchased 817,300 shares of our common stock during the quarter for $1.5 million, or $1.80 per share.  Our net debt-to-total capital ratio was 51.5%, which represented a 620-basis point improvement compared to the 2019 second quarter.”

Mr. Webb concluded, "Although we incurred substantial impairments and a loss during the quarter, we were pleased with the progress we made, including our continued shift to more affordable price points, right-sizing our cost structure and strengthening our balance sheet.  These positive developments have put our Company on more solid footing as we address the challenges ahead. While we have more work to do, the sales success we experienced to end the quarter, the resetting of certain asset positions, and the operational improvements we made give us confidence that The New Home Company is on the right track."

Second Quarter 2020 Operating Results

Total revenues for the 2020 second quarter were $99.0 million compared to $162.7 million in the prior year period. During the quarter, the Company realized a $41.2 million pretax loss as compared to pretax income of $2.6 million in the prior year period.  The 2020 second quarter included $19.0 million in inventory impairment charges, a $20.0 million joint venture impairment charge related to a land development joint venture and $1.1 million in severance charges. Net loss attributable to the Company for the 2020 second quarter was $24.3 million, or ($1.32) per diluted share, compared to net income of $1.6 million, or $0.08 per diluted share, in the prior year period.  Adjusted net loss for the 2020 second quarter, after excluding impairments, severance charges and a net deferred tax asset remeasurement benefit was $0.7 million or ($0.04) per diluted share.

Wholly Owned Projects

Home sales revenue for the 2020 second quarter was $77.8 million compared to $140.5 million in the prior year period. The decrease in home sales revenue was driven by a 32% decrease in deliveries and a 19% decrease in average selling price to $755,000 from $930,000 a year ago.  The decrease in deliveries was driven by lower beginning backlog coupled with a lower backlog conversion rate due to a slowdown in sales at the beginning of the quarter which led to fewer homes sold and delivered during the quarter. Our backlog conversion rate was 59% for the 2020 second quarter as compared to 74% in the year ago period.  The decrease in average selling price was impacted by mix, with a higher concentration of revenue generated in the Inland Empire and Sacramento regions where average selling prices are lower than company average.

Gross margin from home sales for the 2020 second quarter was (9.6%) compared to 12.1% for the prior year period.  The decrease was primarily due to $19.0 million of impairment charges related to five communities, two of which are close-out communities.  Excluding inventory impairment charges, the Company's gross margin from home sales was 14.8%* compared to 12.1% in the year ago period.  The 270-basis point improvement before impairments was primarily due to a $2.2 million benefit related to a profit participation true-up on two closed-out communities in Southern California, and to a lesser extent, a product mix shift.  These items were partially offset by higher interest costs included in cost of home sales.  Adjusted homebuilding gross margin, which excludes interest in cost of home sales and impairment charges, was 20.8%* for the 2020 second quarter as compared to 16.5%* in the prior year period.

The Company's SG&A expense ratio as a percentage of home sales revenue for the 2020 second quarter was 17.1% compared to 11.1% in the prior year period. The increase in the SG&A rate was primarily due to lower home sales revenue, and to a lesser extent, $0.9 million of severance charges included in the 2020 second quarter, and a $0.7 million reduction in G&A expenses allocated to fee building cost of sales.  These items were partially offset by lower amortization of capitalized model costs and advertising expenses. Excluding severance charges, the 2020 second quarter SG&A rate was 15.9%*.

Net new home orders for the 2020 second quarter increased 6% primarily due to a 14% increase in average selling communities, which was partially offset by an 8% reduction in the monthly sales absorption rate of 2.2 for the quarter.  The lower absorption rate was driven by fewer net orders during the months of April and May due to a temporary drop in demand stemming from stay at home orders and market volatility resulting from the COVID-19 pandemic, which was partially offset by a 68% increase in net orders for the month of June compared to the prior year.  Cancellation rate for the 2020 second quarter was 11%, flat with the prior year. We ended the 2020 second quarter with 25 active selling communities, a 25% increase compared to the prior year.

Homes in backlog at the end of the 2020 second quarter increased 14% to 235 compared to the 2019 second quarter.  The dollar value of homes in backlog was $168.8 million compared to $201.6 million for the prior year period. The increase in homes in backlog was driven by higher net orders during the quarter and a lower backlog conversion rate.  The decrease in dollar value of homes in backlog was driven by the Company’s move to more affordable product which led to a 26% decrease in the average selling price of homes in backlog to $718,000 compared to $974,000 at the end of the 2019 second quarter.

Fee Building Projects

Fee building revenue for the 2020 second quarter was $21.2 million, compared to $22.3 million in the prior year period.  Fee building gross margin for the 2020 second quarter was 1.0%, or $0.2 million, compared to 2.3%, or $0.5 million, in the prior year period.  The reduction in fee building gross margin was primarily due to severance charges of $0.2 million included in fee building cost of sales related to fee building projects in Irvine, CA.

Unconsolidated Joint Ventures (JVs)

The Company incurred a $20.0 million joint venture loss for the 2020 second quarter as compared to $0.2 million in income for the prior year period.  The 2020 second quarter loss resulted from a $20.0 million impairment charge in connection with the Company's intent to exit a land development joint venture in Sacramento, CA. The Company determined that the expected financial returns relative to the future required capital contributions did not outweigh the market and cost risks for the development.  In addition, an exit from the joint venture would allow the Company to pursue federal tax loss carryback refund opportunities from the passage of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") as well as preserve capital.

Interest Expense

The Company expensed $1.3 million of interest costs directly to interest expense during the 2020 second quarter in accordance with Accounting Standards Codification 835, as its qualified assets were less than its qualified debt.

Income Taxes

The Company recorded an income tax benefit of $16.9 million for the 2020 second quarter as compared to a $1.0 million provision in the prior year period.  The Company's effective tax rate for the 2020 second quarter included the benefit associated with net operating loss carrybacks to years when the Company was subject to a 35% federal tax rate.  The 2020 second quarter also included discrete items totaling a $1.8 million benefit which primarily related to the CARES Act that allows companies to carry back net operating losses generated in 2018 through 2020 for five years.  The remeasurement of deferred tax assets originally valued at a 21% federal statutory tax rate are now available to be carried back to tax years with a 35% federal statutory rate.

Balance Sheet and Liquidity

The Company generated $4.7 million in operating cash flows during the 2020 second quarter and ended the quarter with $85.6 million in cash and cash equivalents.  During the quarter, the Company extended the maturity date of its revolving credit facility to September 30, 2021 and reduced the facility size to $60 million.  In addition, the Company repurchased $5.8 million in principal of its senior notes at a discount.  As of the end of the second quarter, the Company had no borrowings outstanding under its revolving credit facility and had $295.1 million in net debt outstanding related to its senior notes which mature on April 1, 2022.  In addition, the Company had a debt-to-capital ratio of 60.0% and a net debt-to-capital ratio of 51.5%*.  The Company owned or controlled 2,239 lots through its wholly owned operations, of which 887 lots, or 40%, were controlled through option contracts.

Stock Repurchase

During the 2020 second quarter, the Company repurchased and retired 817,300 shares of common stock through open market purchases and a 10b5-1 plan for $1.5 million, or $1.80 per share.  The repurchases were made under a previously announced stock repurchase program that had a remaining purchase authorization of $1.7 million as of the end of the 2020 second quarter.

Guidance

The Company’s current estimate for the 2020 third quarter is as follows:

●	Home sales revenue of $100 - $115 million
●	Fee building revenue of $10 - $15 million
●	Home sales gross margin of 12.0% to 12.5%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, July 30, 2020 to review second quarter results and discuss recent events, forward-looking statements, and factors that may affect the Company's future results.  We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through August 30, 2020 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13706411.

* Adjusted net loss, adjusted EPS, selling, general and administrative costs excluding severance charges as a percentage of home sales revenue, net debt-to-capital ratio, homebuilding gross margin before impairments and adjusted homebuilding gross margin (or homebuilding gross margin excluding impairments and interest in cost of home sales) are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Such statements include the statements regarding current business conditions and potential adverse impacts of the COVID-19 pandemic. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: a pandemic, epidemic, or outbreak of infectious disease or similar threat, and the response to such event by government agencies and authorities, adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies in the classification of homebuilding as an essential business, recognition of charges which may be material for inventory impairments or land option contract abandonments;  economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and information technology failures and data security breaches, including issues involving increased reliance on technology due to critical business functions being done remotely because of COVID-19; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

   Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$77,757	$140,464	$173,416	$239,650
Land sales	10	—	157	—
Fee building, including management fees	21,193	22,285	57,420	41,947
	98,960	162,749	230,993	281,597
Cost of Sales:
Home sales	66,216	123,525	150,938	210,094
Home sales impairments	19,000	—	19,000	—
Land sales	10	—	157	—
Fee building	20,985	21,770	56,482	41,038
	106,211	145,295	226,577	251,132
Gross Margin:
Home sales	(7,459)	16,939	3,478	29,556
Land sales	—	—	—	—
Fee building	208	515	938	909
	(7,251)	17,454	4,416	30,465

Selling and marketing expenses	(6,386)	(9,683)	(13,852)	(18,362)
General and administrative expenses	(6,892)	(5,841)	(12,915)	(13,232)
Equity in net income (loss) of unconsolidated joint ventures	(19,962)	185	(21,899)	369
Interest expense	(1,271)	—	(1,989)	—
Project abandonment costs	(94)	(14)	(14,130)	(19)
Gain on early extinguishment of debt	702	552	579	969
Other income (expense), net	(68)	(88)	155	(276)
Pretax income (loss)	(41,222)	2,565	(59,635)	(86)
(Provision) benefit for income taxes	16,929	(974)	26,866	(310)
Net income (loss)	(24,293)	1,591	(32,769)	(396)
Net income attributable to non-controlling interest	—	(19)	—	(19)
Net income (loss) attributable to The New Home Company Inc.	$(24,293)	$1,572	$(32,769)	$(415)

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(1.32)	$0.08	$(1.71)	$(0.02)
Diluted	$(1.32)	$0.08	$(1.71)	$(0.02)
Weighted average shares outstanding:
Basic	18,341,549	20,070,914	19,146,687	20,028,600
Diluted	18,341,549	20,095,533	19,146,687	20,028,600

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$85,588	$79,314
Restricted cash	144	117
Contracts and accounts receivable	7,112	15,982
Due from affiliates	140	238
Real estate inventories	370,949	433,938
Investment in and advances to unconsolidated joint ventures	12,931	30,217
Deferred tax asset, net	15,866	17,503
Other assets	48,864	25,880
Total assets	$541,594	$603,189

Liabilities and equity
Accounts payable	$16,112	$25,044
Accrued expenses and other liabilities	33,280	40,554
Senior notes, net	295,124	304,832
Total liabilities	344,516	370,430
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 18,231,954 and 20,096,969, shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	182	201
Additional paid-in capital	190,969	193,862
Retained earnings	5,815	38,584
Total stockholders' equity	196,966	232,647
Non-controlling interest in subsidiary	112	112
Total equity	197,078	232,759
Total liabilities and equity	$541,594	$603,189

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
	(Dollars in thousands)
Operating activities:
Net loss	$(32,769)	$(396)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	1,637	—
Amortization of stock-based compensation	1,110	1,089
Distributions of earnings from unconsolidated joint ventures	—	279
Inventory impairments	19,000	—
Project abandonment costs	14,130	19
Equity in net (income) loss of unconsolidated joint ventures	21,899	(369)
Depreciation and amortization	3,623	5,042
Gain on early extinguishment of debt	(579)	(969)
Net changes in operating assets and liabilities:
Contracts and accounts receivable	8,870	2,152
Due from affiliates	98	975
Real estate inventories	30,579	24,970
Other assets	(31,133)	(2,240)
Accounts payable	(8,932)	(12,762)
Accrued expenses and other liabilities	(5,510)	1,102
Net cash provided by operating activities	22,023	18,892
Investing activities:
Purchases of property and equipment	(143)	(8)
Contributions and advances to unconsolidated joint ventures	(3,847)	(4,120)
Distributions of capital and repayment of advances from unconsolidated joint ventures	2,370	4,928
Net cash (used in) provided by investing activities	(1,620)	800
Financing activities:
Borrowings from credit facility	—	40,000
Repayments of credit facility	—	(41,500)
Repurchases of senior notes	(9,825)	(10,856)
Proceeds from note payable	7,036	—
Repayment of note payable	(7,036)	—
Payment of debt issuance costs	(255)	—
Repurchases of common stock	(3,718)	(1,042)
Tax withholding paid on behalf of employees for stock awards	(304)	(488)
Net cash used in financing activities	(14,102)	(13,886)
Net increase in cash, cash equivalents and restricted cash	6,301	5,806
Cash, cash equivalents and restricted cash – beginning of period	79,431	42,542
Cash, cash equivalents and restricted cash – end of period	$85,732	$48,348

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended June 30,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	50	$41,440	$829	91	$95,534	$1,050	(45)%	(57)%	(21)%
Northern California	48	30,156	628	53	37,296	704	(9)%	(19)%	(11)%
Arizona	5	6,161	1,232	7	7,634	1,091	(29)%	(19)%	13%
Total	103	$77,757	$755	151	$140,464	$930	(32)%	(45)%	(19)%

	Six Months Ended June 30,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	118	$104,457	$885	152	$160,127	$1,053	(22)%	(35)%	(16)%
Northern California	77	50,420	655	81	56,035	692	(5)%	(10)%	(5)%
Arizona	15	18,539	1,236	17	23,488	1,382	(12)%	(21)%	(11)%
Total	210	$173,416	$826	250	$239,650	$959	(16)%	(28)%	(14)%

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Net New Home Orders:
Southern California	75	90	(17)%	137	148	(7)%
Northern California	60	53	13%	128	98	31%
Arizona	29	11	164%	31	20	55%
Total	164	154	6%	296	266	11%

Selling Communities at End of Period:
Southern California				11	11	—%
Northern California				10	7	43%
Arizona				4	2	100%
Total				25	20	25%

Average Selling Communities:
Southern California	11	12	(8)%	11	12	(8)%
Northern California	11	8	38%	10	8	25%
Arizona	3	2	50%	2	2	—%
Total	25	22	14%	23	22	5%

Monthly Sales Absorption Rate per Community (1):
Southern California	2.3	2.5	(8)%	2.1	2.0	5%
Northern California	1.9	2.3	(17)%	2.1	2.2	(5)%
Arizona	3.2	1.8	78%	2.2	1.7	29%
Total	2.2	2.4	(8)%	2.1	2.0	5%
(1)	Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of June 30,
	2020			2019			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	91	$74,547	$819	86	$92,438	$1,075	6%	(19)%	(24)%
Northern California	117	81,909	700	85	71,648	843	38%	14%	(17)%
Arizona	27	12,337	457	36	37,503	1,042	(25)%	(67)%	(56)%
Total	235	$168,793	$718	207	$201,589	$974	14%	(16)%	(26)%

Lots Owned and Controlled:	As of June 30,
	2020	2019	% Change
Lots Owned
Southern California	397	581	(32)%
Northern California	558	729	(23)%
Arizona	397	294	35%
Total	1,352	1,604	(16)%
Lots Controlled (1)
Southern California	415	200	108%
Northern California	210	503	(58)%
Arizona	262	477	(45)%
Total	887	1,180	(25)%
Lots Owned and Controlled - Wholly Owned	2,239	2,784	(20)%
Fee Building Lots (2)	892	1,231	(28)%

(1)

Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest incurred	$6,150	$7,606	$12,530	$15,367
Adjusted EBITDA(1)	$6,394	$11,071	$13,375	$17,946
Adjusted EBITDA margin percentage (1)	6.5%	6.8%	5.8%	6.4%

	LTM(2) Ended June 30,
	2020	2019

Interest incurred	$25,982	$30,416
Adjusted EBITDA(1)	$36,859	$46,536
Adjusted EBITDA margin percentage (1)	6.0%	6.9%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.4x	1.5x

	June 30,	December 31,
	2020	2019
Ratio of debt-to-capital	60.0%	56.7%
Ratio of net debt-to-capital(1)	51.5%	49.2%
Ratio of debt to LTM(2) Adjusted EBITDA(1)(3)	8.0x	7.4x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)(3)	5.7x	5.4x
Ratio of cash and inventory to debt	1.5x	1.7x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.
(3)	Due to an inadvertent oversight in prior year periods, interest amortized to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the Adjusted EBITDA calculation. Ratios for the prior period have been corrected.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$26,198	$50,567	(48)%	$45,746	$88,694	(48)%
Land sales revenue(1)	4,092	8,511	(52)%	16,191	12,671	28%
Total revenues	$30,290	$59,078	(49)%	$61,937	$101,365	(39)%

Net income	$1,618	$1,790	(10)%	$2,980	$2,303	29%

Operating Data - Unconsolidated Joint Ventures:
New home orders	3	28	(89)%	15	64	(77)%
New homes delivered	30	53	(43)%	50	90	(44)%
Average selling price of homes delivered	$873	$954	(8)%	$915	$985	(7)%

Selling communities at end of period				2	6	(67)%
Backlog homes (dollar value)				$11,683	$44,775	(74)%
Backlog (homes)				14	50	(72)%
Average sales price of backlog				$835	$896	(7)%

Homebuilding lots owned and controlled				24	121	(80)%
Land development lots owned and controlled				1,768	1,924	(8)%
Total lots owned and controlled				1,792	2,045	(12)%

(1)	Land sales revenue for the six months ended June 30, 2020 includes $7.0 million of revenues related to the sales of a mixed use building sold by a homebuilding joint venture.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net income (loss) attributable to the Company to the non-GAAP measure of adjusted net income (loss) attributable to the Company (net income (loss) before inventory impairments, abandoned project costs, joint venture impairments, severance charges and noncash deferred tax asset adjustments) and income (loss) per share and income (loss) per diluted share attributable to the Company to the non-GAAP measures of adjusted income (loss) per share and adjusted diluted income (loss) per share attributable to the Company (income (loss) per share before inventory impairments, abandoned project costs, joint venture impairments, severance charges and noncash deferred tax asset adjustments). We believe removing the impact of these items is relevant to provide investors with an understanding of the impact these items had on earnings.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands, except per share amounts)

Net income (loss) attributable to The New Home Company Inc.	$(24,293)	$1,572	$(32,769)	$(415)
Inventory impairments, abandoned project costs, joint venture impairments and severance charges, net of tax	25,414	—	34,847	1,113
Noncash deferred tax asset remeasurement	(1,827)	—	(3,941)	—
Adjusted net income (loss) attributable to The New Home Company Inc.	$(706)	$1,572	$(1,863)	$698

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(1.32)	$0.08	$(1.71)	$(0.02)
Diluted	$(1.32)	$0.08	$(1.71)	$(0.02)

Adjusted earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$(0.04)	$0.08	$(0.10)	$0.03
Diluted	$(0.04)	$0.08	$(0.10)	$0.03

Weighted average shares outstanding:
Basic	18,341,549	20,070,914	19,146,687	20,028,600
Diluted	18,341,549	20,095,533	19,146,687	20,082,018

Inventory impairments	$19,000	$—	$19,000	$—
Abandoned project costs related to Arizona luxury condominium community	—	—	14,000	—
Joint venture impairments related to joint venture exits	20,038	—	22,325	—
Severance charges	1,091	—	1,091	1,788
Less: Related tax benefit	(14,715)	—	$(21,569)	(675)
Inventory impairments, abandoned project costs, joint venture impairments and severance charges, net of tax	$25,414	$—	$34,847	$1,113

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s SG&A rate as a percentage of home sales revenue calculated in accordance with GAAP to the non-GAAP measure, SG&A rate excluding severance charges. During the 2020 second quarter and 2019 first quarter, the company incurred severance charges related to right-sizing its operations by reducing headcount. We believe removing the impact of these charges from our SG&A rate is relevant to provide investors with a better comparison to rates that do not include these charges.

	Three Months Ended		As a Percentage of		Six Months Ended		As a Percentage of
	June 30,		Home Sales Revenue		June 30,		Home Sales Revenue
	2020	2019	2020	2019	2020	2019	2020	2019
	(Dollars in thousands)
Selling and marketing expenses	$6,386	$9,683	8.2%	6.9%	$13,852	$18,362	8.0%	7.7%
General and administrative expenses ("G&A")	6,892	5,841	8.9%	4.2%	12,915	13,232	7.4%	5.5%
Total selling, marketing and G&A ("SG&A")	$13,278	$15,524	17.1%	11.1%	$26,767	$31,594	15.4%	13.2%

G&A	$6,892	$5,841	8.9%	4.2%	$12,915	$13,232	7.4%	5.5%
Less: Severance charges(1)	(873)	—	(1.2)%	—	(873)	(1,788)	(0.5)%	(0.8)%
G&A, excluding severance charges	$6,019	$5,841	7.7%	4.2%	$12,042	$11,444	6.9%	4.7%

Selling and marketing expenses	$6,386	$9,683	8.2%	6.9%	$13,852	$18,362	8.0%	7.7%
G&A, excluding severance charges	6,019	5,841	7.7%	4.2%	12,042	11,444	6.9%	4.7%
SG&A, excluding severance charges	$12,405	$15,524	15.9%	11.1%	$25,894	$29,806	14.9%	12.4%
(1)	Includes $1.1 million related to departure of executive officer in the 2019 first quarter.

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin before impairments, and adjusted homebuilding gross margin (or homebuilding gross margin excluding home sales impairment charges and interest in cost of home sales). We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	%	2019	%	2020	%	2019	%
	(Dollars in thousands)
Home sales revenue	$77,757	100.0%	$140,464	100.0%	$173,416	100.0%	$239,650	100.0%
Cost of home sales	85,216	109.6%	123,525	87.9%	169,938	98.0%	210,094	87.7%
Homebuilding gross margin	(7,459)	(9.6)%	16,939	12.1%	3,478	2.0%	29,556	12.3%
Add: Home sales impairment	19,000	24.4%	—	—%	19,000	11.0%	—	—%
Homebuilding gross margin before impairments	11,541	14.8%	16,939	12.1%	22,478	13.0%	29,556	12.3%
Add: Interest in cost of home sales	4,601	6.0%	6,301	4.4%	10,747	6.2%	11,153	4.7%
Adjusted homebuilding gross margin	$16,142	20.8%	$23,240	16.5%	$33,225	19.2%	$40,709	17.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2020	2019
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$295,124	$304,832
Equity, exclusive of non-controlling interest	196,966	232,647
Total capital	$492,090	$537,479
Ratio of debt-to-capital(1)	60.0%	56.7%

Total debt, net of unamortized discount, premium and debt issuance costs	$295,124	$304,832
Less: Cash, cash equivalents and restricted cash	85,732	79,431
Net debt	209,392	225,401
Equity, exclusive of non-controlling interest	196,966	232,647
Total capital	$406,358	$458,048
Ratio of net debt-to-capital(2)	51.5%	49.2%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity, exclusive of non-controlling interest).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales (excluding amounts included in impairment charges), (d) severance charges (e) noncash impairment charges and abandoned project costs, (f) gain on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		Six Months Ended		LTM(1) Ended
	June 30,		June 30,		June 30,		December 31,
	2020	2019	2020	2019	2020	2019	2019
	(Dollars in thousands)
Net income (loss)	$(24,293)	$1,591	$(32,769)	$(396)	$(40,374)	$(14,090)	$(8,001)
Add:
Interest amortized to cost of sales excluding impairment charges, and interest expensed (2)	5,872	6,301	12,736	11,153	28,817	23,317	27,234
Provision (benefit) for income taxes	(16,929)	974	(26,866)	310	(30,991)	(4,972)	(3,815)
Depreciation and amortization	1,778	2,386	3,623	5,042	7,538	9,027	8,957
Amortization of stock-based compensation	521	523	1,110	1,089	2,281	2,475	2,260
Cash distributions of income from unconsolidated joint ventures	—	19	—	279	95	279	374
Severance charges	1,091	—	1,091	1,788	1,091	1,788	1,788
Noncash inventory impairments and abandonments	19,094	14	33,130	19	43,405	10,182	10,294
Less:
Gain on early extinguishment of debt	(702)	(552)	(579)	(969)	(774)	(969)	(1,164)
Equity in net (income) loss of unconsolidated joint ventures	19,962	(185)	21,899	(369)	25,771	19,499	3,503
Adjusted EBITDA	$6,394	$11,071	$13,375	$17,946	$36,859	$46,536	$41,430
Total Revenue	$98,960	$162,749	$230,993	$281,597	$618,745	$670,377	$669,349
Adjusted EBITDA margin percentage	6.5%	6.8%	5.8%	6.4%	6.0%	6.9%	6.2%
Interest incurred	$6,150	$7,606	$12,530	$15,367	$25,982	$30,416	$28,819
Ratio of Adjusted EBITDA to total interest incurred	1.0x	1.5x	1.1x	1.2x	1.4x	1.5x	1.4x
Total debt at period end					$295,124	$375,060	$304,832
Ratio of debt to Adjusted EBITDA					8.0x	8.1x	7.4x
Total net debt at period end					$209,392	$326,712	$225,401
Ratio of net debt to Adjusted EBITDA					5.7x	7.0x	5.4x
Total cash and inventory					$456,537	$590,178	$513,252
Ratio of cash and inventory to debt					1.5x	1.6x	1.7x

(1)	"LTM" indicates amounts for the trailing 12 months.
(2)	Due to an inadvertent oversight in prior year periods, interest amortized to certain inventory impairment charges and to equity in net income (loss) of unconsolidated joint ventures was duplicated in the adjusted EBITDA calculation. The prior period has been restated to correct this duplication.